Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of BioRestorative Therapies, Inc. on Forms S-3 (Nos. 333-269631, 333-265052 and 333-258611) and S-8 (Nos. 333-255681, 333-196299, 333-203310, 333-210555, 333-214621, 333-228434, 333-233309, 333-270909 and 333-275571), of our report dated March 29, 2024, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. as of December 31, 2023 and 2022 and for each of the two years ended December 31, 2023, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 29, 2024